UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Denny’s Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora: 877-784-7167, or
Bruce Goldfarb/ Steve Balet/ Pat McHugh, Okapi Partners:  212-297-0720

Media Contact
Michael Fox, ICR - 203-682-8218

Leading Independent Proxy Advisory Firms Support Denny’s and Oppose Full Dissident Slate

Denny’s Also Comments on Risk Metrics/ISS Report

Spartanburg, SC – May 7, 2010 – Denny’s Corporation (NASDAQ: DENN) today commented on the recommendations of the three leading independent proxy advisory firms, two of which (Glass, Lewis & Co. and PROXY Governance, Inc.) unanimously endorsed the Company’s slate of candidates, and one (Risk Metrics Group/ISS) which opposed two of the three dissident nominees.

The Denny’s Board Stated:

We are very pleased to have received such broad support from the independent proxy advisory firms and that both PROXY Governance and Glass, Lewis & Co. unanimously endorsed the Company’s slate of candidates.  In their endorsements, the firms stated:

•
“As the incumbent nominees have deep industry experience to draw on, and the incumbent board has won the approval of equity analysts in driving the turnaround to this point, we believe shareholders will be better served by re-electing the management nominees.”  (PROXY Governance, Inc.)

•
“Based on various improvements in the Company’s performance in recent periods, we find the election of Dissident nominees to the Board to be unwarranted at this time.”  The report also states “the Dissident’s plan for improvement contains many overlapping elements with the Company’s own strategic plan” and that “we are not convinced that the changes espoused by the Dissident are necessary at this time.” (Glass, Lewis & Co.)

While we appreciate the fact that Risk Metrics Group/ISS also opposed the full dissident slate, we are very surprised that they advocated in favor of one dissident nominee – Jonathan Dash – especially since the report acknowledged “red flags” in his past activities and the fact that it cited “industry experience” as its primary basis for backing Mr. Dash.

The limited industry experience of Mr. Dash is stark in comparison to the experience of the Directors he and his fellow dissidents specifically chose to target, two of whom have more than 50 years of combined direct and very senior industry experience and the other who has three times the number of years of experience on a restaurant company board as Mr. Dash.  If “industry experience” is the basis for selecting nominees, then we firmly believe the choice is clear:  Denny’s nominees possess far greater industry experience and the Company is in significant need of this experience going forward.  This view was strongly endorsed by both PROXY Governance and Glass, Lewis & Co.

We would ask stockholders to look very closely at Mr. Dash’s record and determine if he truly has meaningful restaurant industry experience and if the experience he has is relevant or positive.  During the course of his brief career, Mr. Dash (age 30) has been involved in the restaurant industry in two capacities – as a Board member at Western Sizzlin for four years and an overlapping stint as an “advisor to the CEO” of Steak n Shake for 18 months.

•
At Western Sizzlin, Mr. Dash’s Board tenure coincided with a significant decline in revenue and profit and a 28% decline in units, ranking the company #6 on the dubious list of “America’s Fastest Shrinking Restaurant Chains,” compiled by Forbes.com and RestaurantChains.net (http://articles.moneycentral.msn.com/Investing/Forbes/10-fastest-shrinking-restaurant-chains.aspx?GT1=33002).

•
Of particular note, the precipitous decline at Western Sizzlin was accompanied by significantly strained franchisee relations, suggesting Mr. Dash is not well-suited to assist Denny’s, a company with 85% franchised units.  In fact, during this current contest, Mr. Dash and his fellow dissidents have directly attacked the Denny’s Franchisee Association (DFA) and made false and unfounded allegations against its Chairman, Craig Barber, actively fostering a climate of dissension among franchisees.

•
At Steak n Shake, Mr. Dash worked as an “advisor” to the CEO for 18 months!  We fail to see how a year-and-a-half of consulting work constitutes meaningful operational experience.  Furthermore, Mr. Dash has failed to indicate exactly what his actual responsibilities included, the specific contribution he made or the particular skills he employed to make that contribution.  Additionally, during that period it appears that Steak n Shake was more focused on becoming a holding company (now Biglari Holdings), with numerous non-restaurant related acquisitions, rather than running a restaurant.

•
While Risk Metrics/ISS pointed out that there has been increased short-term stockholder value at these two companies, there is no indication whatsoever that any of this increased value stemmed from any sustainable operational improvements.  In the case of Western Sizzlin, Mr. Dash and his colleague Sardar Biglari engineered value at an otherwise rapidly-declining chain through its takeover by Steak n Shake (a company which they also controlled); and at Steak n Shake, near-term improvements have been attained through short-term cost cutting and other steps where the long-term implications of these steps are still to be determined.

But we believe there is another even more compelling reason to oppose Mr. Dash and the other dissident nominees:  Their past actions and specific behavior in initiating this proxy contest strongly suggest that they have and will continue to pursue their own personal agenda at the expense of the Denny’s brand and the long-term interest of its stockholders.  Even the Risk Metrics/ ISS Report states that their “review of Steak n Shake and Western Sizzlin filings raise potential red flags.”

•
Although they profess to want to work with the Board, none of the dissident nominees have ever spoken to the Company or made legitimate efforts to discuss their views or learn about the Company’s strategy and plan.  PROXY Governance points out in its report that Mr. Dash had not even invested the time to understand the Company’s marketing strategy and that his recommendation that Denny’s reduce capital expenditures by $10 million was based simply on the fact that it was “the right number for Steak n Shake.”

•
Mr. Dash has still not returned the Company’s call since it promptly returned the message he left for one of its Board members, and the Dissident Group has still never responded to the Company’s letter of March 13 offering to speak with the Group.

•
The Group has demonstrated a record of saying whatever is required to achieve its goals, and notwithstanding its statements to the contrary, we believe its goal is to ultimately obtain control of the Company without paying a premium to other shareholders because that is exactly what its members have done in the past.  Actions speak louder than words:

	WHAT THEY SAID	WHAT THEY DID
Steak n Shake
“[Dissidents] are not seeking control of the Board of Directors at the Annual Meeting”
- Definitive Proxy Filing, 2/11/2008

“the board’s letter reiterates the falsity that we are seeking to control the company for our own personal benefit and therefore should pay a control premium. Nothing could be further from the truth.”
   - Addt’l Solicitation material 2/21/2008

• Only 1 of 9 original directors still on Board 2 years after Biglari nominated
• Biglari assumed Chair, CEO and President roles within 5 months of joining Board; eventually renamed the Company after himself
• Premium paid for control = 0%

Western Sizzlin
“[Dissidents are] seeking Board representation.  Except as set forth above, the Reporting Persons have no present plans or intentions that would result in…any change in the present board of directors or management of the issue.

- 11/10/2005 13-D

• 6 of 9 directors resign upon Biglari’s nomination to the Board
• Dash appointed to the Board within a month
• In less than a year, Biglari usurps full control of all investment decisions
• Premium paid for control = 0%
• Company merged with Steak n Shake, now part of Biglari Holdings.

Denny’s	“[Dissidents] are not seeking control of Denny’s. In fact, as clearly disclosed in our proxy statement, we are only seeking minority representation on the board.” - 4/30/2010 Fight Letter	?

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,318 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Important Additional Information

The Company has filed with the Securities and Exchange Commission ("SEC") and mailed to its stockholders a definitive proxy statement in connection with its 2010 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company's definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions. Stockholders may obtain copies of the Company's definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 Annual Meeting of Stockholders free of charge at the SEC’s website at www.sec.gov, or on the Company's website at www.dennys.com. The Company, its directors and officers and certain employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2010 Annual Meeting of Stockholders. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in the Company's definitive proxy statement filed with the SEC on April 8, 2010.